                               AMENDMENT No. 5
                                    to the
            AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                      OF
                          ROCHESTER PORTFOLIO SERIES

This amendment to the Amended and Restated  Agreement and  Declaration of Trust
of  Rochester  Portfolio  Series  (the  "Restated  Declaration  of  Trust")  is
executed this 3rd day of October, 2005.

      WHEREAS,  the  Trustees  established   Rochester  Portfolio  Series  (the
"Trust"),  a business trust  currently  with one series,  Limited Term New York
Municipal   Fund,   organized   under   the   laws  of  the   Commonwealth   of
Massachusetts,  for  the  investment  and  reinvestment  of  funds  contributed thereto,  under an Agreement  and  Declaration  of Trust dated June 13, 1991 as filed with the  Commonwealth of  Massachusetts  on June 14, 1991, as amended on
February 6, 1992;

      WHEREAS,  the Restated  Declaration  of Trust dated  January 26, 1995 was filed by the Trust with the  Commonwealth of  Massachusetts on February 8, 1995 and  subsequently  amended on November 1, 1995,  June 17,  1997,  June 10, 1998 and June 10, 2002;

      WHEREAS,  Section 7.3 of the Restated  Declaration of Trust requires that amendments  thereto be by an instrument in writing  signed by an officer of the
Trust  pursuant  to a  majority  vote  of  the  Trustees  and  filed  with  the
Commonwealth of Massachusetts; and

      WHEREAS,   the  Trustees  now  desire  to  further   amend  the  Restated
Declaration  of Trust,  as amended,  and such  amendment and filing thereof has been approved by a majority of the Trustees.

NOW, THEREFORE,
1.    Section 5.3 shall be amended as follows:
      Section  5.3  Record   Dates.   For  the  purpose  of   determining   the
      Shareholders  who  are  entitled  to vote  or act at any  meeting  or any adjournment  thereof,  or who are entitled to participate in any dividend or  distribution,  or for the purpose of any other  action,  the Trustees may from time to time  close the  transfer  books  for such  period,  not exceeding 30 days (except at or in  connection  with the  termination  of the  Trust),  as the  Trustees  may  determine;  or without  closing  the transfer  books  the  Trustees  may fix a date and time not more than 120 days prior to the date of any  meeting of  Shareholders  or other  action as the date and time of  record  for the  determination  of  Shareholders entitled to vote at such meeting or any adjournment  thereof,  whether or not the date to which a meeting is  adjourned  is a date in excess of 120 days of the Record Date, or to be treated as  Shareholders  of record for
      purposes  of  such  other  action,   and  any   Shareholder   who  was  a
      Shareholder  at the date and time so fixed  shall be  entitled to vote at
      such  meeting  or  any  adjournment   thereof  or  to  be  treated  as  a
      Shareholder  of record for purposes of such other action,  even though he has since that date and time disposed of his Shares,  and no  Shareholder becoming  such after that date and time shall be so  entitled  to vote as
      such  meeting  or  any  adjournment   thereof  or  to  be  treated  as  a
      Shareholder of record for purposes of such other action.

2.    All other  terms and  conditions  of the  Restated  Declaration  of Trust shall remain the same.

IN WITNESS  WHEREOF,  the  undersigned has caused this Amendment to be executed on the day and year set forth above.

                                             Rochester Portfolio Series

                                           /s/ Phillip S. Gillespie

                                             Phillip S. Gillespie,
                                             Assistant Secretary